Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release

For more information contact:

For immediate release	Investors: John Hobbs 1-800-858-5347
Feb. 13, 2012	Media: Kathy Budinick 1-888-467-3751

Lawrence A. Selzer to Join Plum Creek Board of Directors

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) announced today that Lawrence A. Selzer has joined the company’s board of directors.

Selzer is president and chief executive officer of The Conservation Fund, one of the nation’s top-ranked environmental nonprofit organizations. Since 1985, the Fund has protected nearly 7 million acres of wild havens, working lands and vibrant communities across 50 states.

Prior to serving in his current position, Selzer led the Fund’s efforts to integrate economic and environmental goals, launching the Fund’s training, leadership and climate programs, mitigation banking efforts and its Natural Capital Investment Fund. He has also conducted research on marine mammal and seabird populations for the Manomet Center for Conservation Science.

“Larry’s deep experience with and commitment to conservation and the environment make him an excellent addition to our board,” said Rick Holley, president and chief executive officer. “His expertise will be valuable as Plum Creek continues its longstanding commitment to conservation and the environment.” Since 1989, the company has committed more than 1.4 million acres of land to conservation outcomes across the United States.

Selzer earned a Bachelor of Science degree in environmental studies from Wesleyan University and a Masters of Business Administration from the University of Virginia. He serves on the boards of the American Bird Conservancy, The Outdoor Foundation and The Sustainable Forestry Initiative; and has previously served on the board of The Wildlife Habitat Council and on the National Academies’ Transportation Research Board.

Selzer is the ninth independent member of Plum Creek’s board, which is comprised of ten individuals.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 6.6 million acres of timberlands in major timber producing regions of the United States and wood products manufacturing facilities in the Northwest. For more information, visit www.plumcreek.com.